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                                                                    EXHIBIT 2.14

                                THIRD AMENDMENT
                                      TO
                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS THIRD AMENDMENT ("Third Amendment") to Agreement and Plan of Reorganization by and among VIALOG Corporation, ABC Acquisition Corporation, A Business Conference Call, Inc. and Daniel L. Barber and Robert M. Kalla, dated as of May 23, 1998 as amended by the First Amendment to Agreement and Plan of Reorganization dated as of June 5, 1998 and the Second Amendment to Agreement and Plan of Reorganization dated as of September 28, 1998 (as so amended, the "Agreement") is entered into as of and effective the 19th day of December, 1998.

                                    PREAMBLE

     A. The Agreement provides for a Termination Date of December 19, 1998 or such date after December 19, 1998 as to which the parties agree.

     B. The VIALOG Public Offering has been delayed due to the conditions prevailing in the United States and world stock markets and the Merger Closing will not occur prior to the December 19, 1998 Termination Date.

     C. VIALOG has requested an extension of the Termination Date and the Company and the Stockholders are willing to extend such date on the terms herein provided.

     D. The parties enter into this Third Amendment with the foregoing understanding.

                                   AGREEMENT

     In consideration of the provisions in the foregoing Preamble and the other payments, covenants and agreements set forth in this Third Amendment, the parties agree as follows:

     1.  Termination Date.  The Termination Date set forth in Article Twelve of
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the Agreement is hereby amended by deleting December 19, 1998 in two places and inserting March 31, 1999 therein.

     2.  Merger Consideration.  The Aggregate Merger Consideration set forth in
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Section 2.1 of the Agreement shall be changed from $14,200,000 cash to
$15,200,000 cash.

     3.  Payment of $200,000.  On January 4, 1999, VIALOG shall wire transfer to
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the accounts designated pursuant to the Stockholders the aggregate sum of
$100,000 each (an aggregate amount of $200,000) as a non-refundable payment on account of the Aggregate Merger Consideration. VIALOG shall be entitled to a credit of $400,000 in the aggregate at the
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time of the Public Offering Closing Date toward payment of the Merger
Consideration to each of the Stockholders ($200,000 paid upon execution of the Second Amendment and $200,000 to be wired in accordance with Section 3 of this Amendment). Conversely, in the event the transaction does not close, the aggregate payment of $400,000 shall not be refundable or otherwise an obligation
                                    ---
of the Stockholders to VIALOG or any other Person.


     4.  Capital Expenditures and Effect on Agreement.  VIALOG hereby consents
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to and approves the additional purchase of and payment (or accrual of liability)
for, (i) approximately 144 ports of teleconferencing capability by the Company at a cost of approximately $125,000 (less trade-ins) and (ii) up to $40,000 of capital improvements to the Company's servers/computer software. This consent is provided for all purposes under the Agreement, and in particular Section 6.5(b)(xi) thereof. In the event that either or both of the foregoing expenditures (a) is an account payable at the Effective Time it shall be excluded from liabilities for purposes of Section 6.17 of the Agreement, or (b) has been paid and therefore reduced the cash of the Company available for distribution, a credit shall be given to the Stockholders for purposes of calculating the sums due to (including Distributions required) the Stockholders pursuant to Section 6.17 of the Agreement, or (c) any combination of the foregoing (a) or (b).

     5.  Employment Agreements.  The employment and noncompetition agreement
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attached to the Agreement as Exhibit 7.2(s) shall be changed to reflect a 2 year contract instead of a 1 year contract and shall include a car allowance of $350 per month, for each of the Stockholders.

     6.  Distributions.  The vehicles currently used by each of the Stockholders
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shall be converted to personal vehicles of the Stockholders at market value at
Closing and count toward the distribution to the Stockholders pursuant to
Section 6.17 of the Agreement.

     7.  Definitions.  All terms capitalized in this Third Amendment without
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definition have the same meanings as in the Agreement.

     8.  Effect of Amendment.  Except as provided in this Third Amendment which
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either supersedes or supplements the Agreement with respect to the subject matter hereof, all of the provisions of the Agreement shall remain unchanged and unaffected by this Amendment.

                            [SIGNATURE PAGE FOLLOWS]
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     IN WITNESS WHEREOF, VIALOG, VIALOG Merger Subsidiary, the Company and the
Stockholders have caused this Third Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              VIALOG Corporation


                              By:  /s/ Glenn D. Bolduc
                                   -------------------
                                   Glenn D. Bolduc,
                                   Its President and Chief Executive Officer


                              ABC Acquisition Corporation


                              By:  /s/ Glenn D. Bolduc
                                   -------------------
                                   Glenn D. Bolduc,
                                   Its President and Chief Executive Officer


                              A Business Conference Call, Inc.


                              By:  /s/ Robert M. Kalla
                                   -------------------
                                   Robert M. Kalla, Its President


                              Stockholders:


                                   /s/ Daniel L. Barber
                                   --------------------
                                   Daniel L. Barber


                                   /s/ Robert M. Kalla
                                   -------------------
                                   Robert M. Kalla